Exhibit 10.13.1

Myrtle Potter and Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

AGREEMENT FOR
MEDPAGE TODAY INTERNATIONAL WEBSITE SPONSORSHIPS

This Agreement (“Agreement”), dated and effective September 10, 2012 by and between Myrtle Potter and Company, LLC (“Advisor”) and Everyday Health Media, LLC (“Client” or “Everyday Health”) is hereby agreed to by the Parties.

This Agreement shall be governed by the terms and conditions below. Please sign below to indicate your approval of the project scope outlined within this document and for work to begin.

Everyday Health Media, LLC		Myrtle Potter and Company, LLC

Date:	9/13/12	Date:	9/5/12

Name:	Alan Shapiro	Name:	Myrtle Potter

Signature:	/s/ Alan Shapiro	Signature:	/s/ Myrtle Potter

Title:	General Counsel	Title:	CEO

Agreement Terms and Conditions:

Services:

Myrtle Potter and Company, LLC, shall provide the Services as set forth in the Statement of Work and Appendix A attached hereto and incorporated herein by reference. Pursuant to the Everyday Health charter, this Agreement will require formal approval by the Everyday Health Board of Directors and stockholders.

Compensation:

Client shall compensate Myrtle Potter and Company for the Services as set forth below and as set forth in Appendix A, attached hereto and incorporated herein by reference.

As compensation for the 12-month engagement outlined below, Advisor will be paid an engagement fee in the amount of $145,000 (inclusive of administrative costs). In addition to the engagement fee referenced in the preceding sentence, Advisor will be paid commission fees as follows: With respect to any sponsorships secured by Advisor for Everyday Health during the year-long engagement, Advisor shall receive a commission of 10% of all sponsorship revenues received by Everyday Health from such client for the 3-year period following the launch of such international site. By way of example, if Advisor secures Company X to sponsor an MPT international site in the United Kingdom and such site launches on January 1, 2014, Advisor shall receive 10% of the sponsorship revenues received from Company X for the U.K. site for 2014, 2015 and 2016. Advisor will aim to secure contracts valued at $3 million or more. However, the 10% commission fee shall apply to all contracts executed under this agreement.

Payment Terms for Fees:

•	The engagement fee shall be paid in quarterly installments during the term of the engagement as follows: (i) $72,500 shall be paid within 10 business days of the kick-off
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Myrtle Potter and Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

meeting (expected to be held in early September); (ii) $24,167 shall be paid by December 15, 2012; (iii) $24,167 shall be paid by March 15, 2013; and (iv) $24166 shall be paid by June 15, 2013.
•	Reasonable expenses (not including Administrative Costs which are included in the engagement fee) will be billed monthly and are due within 30 days of receipt.

Payment Terms for Commissions:

•	EH shall notify Advisor within 3 days of receipt of sponsorship fees.
•	Commission payments owed to Advisor from these sponsorship fees shall be paid within 30 days of receipt by EH of the relevant sponsorship fee.

Term and Termination: The one-year engagement shall commence on September 10, 2012 and shall continue for one year thereafter. Everyday Health shall have the right to terminate this Agreement on 60 days’ notice to Advisor. In the event of such termination, Advisor shall be entitled to receive the entire engagement fee (and reimbursement of any expenses) plus the commission for any sponsorship deals closed prior to the termination date and any sponsorship deals closed in the six-month period following the termination date if Advisor had performed any work relating to pitching such sponsorship deal.

Additional Legal Terms:

All materials and deliverables created by Advisor specifically for Everyday Health hereunder (“Work Product”), either alone or in collaboration with others, shall be deemed a work made for hire and will be owned by Everyday Health. In the event that any such Work Product or portion of such Work Product is determined not to be a work made for hire, Advisor hereby assigns fully to Everyday Health all right, title and interest in and to the Work Product and any copyrights, trade secrets or other intellectual property rights relating thereto. All sponsorships shall be subject to definitive agreements to be negotiated and executed by Everyday Health directly with the client, and Advisor shall not enter into any agreements with the clients or otherwise bind Everyday Health.

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Myrtle Potter and Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

STATEMENT OF WORK

Introduction and Context

MedPage Today has established itself as the premier source for breaking medical news and conference coverage for doctors and health-care professionals. While www.MedPageToday.com targets US-based physicians and health-care professionals, the MedPage Today content is relevant and valuable to international audiences (and MedPage Today reporters already cover key international conferences). As a result, there is an opportunity to expand MedPage Today in key international markets (beyond simply monetizing the international audience that visits www.MedPageToday.com).

This project work commences on September 10, 2012 (as pre-work will be required by the Advisor in advance of the Kick-off meeting to held between Advisor and Everyday Health (expected to be early September 2012)) and shall continue for one year thereafter. The Everyday Health project contacts on this project will be Paul Slavin, Anthony Manson and Jeannie Gammon.

The details of the deliverables are provided in Appendix A of this Statement of Work.

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Myrtle Potter and Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

Appendix A

SCOPE OF WORK

Given the significant expenses required to launch localized MedPage Today sites in international locations (i.e. personnel, content, marketing/traffic acquisition and technology expenses), the goal is to secure marquee sponsorships that would fund the creation and launch of international sites. Subject to editorial independence and local regulatory considerations, the marquee sponsors, expected to be pharmaceutical companies, would have input into the countries where the sites would be launched and the key areas of editorial focus. The goal would be to secure multi-year sponsorships (i.e. at least three year deals) with a minimum annual sponsorship fee of $3M per year. The sponsors, in addition to the input described above, would retain a very significant majority of the advertising/sponsorship inventory on the site (e.g. 75% in Year 1, 65% in Year 2 and 50% in Year 3 and thereafter). MedPage Today would also provide certain guarantees with regard to physician traffic and engagement on the relevant site.

MedPage Today is retaining Myrtle Potter & Company, LLC (Advisor) to assist in securing sponsorships for the MedPage Today international sites. The 12-month engagement calls for Advisor to accomplish the following:

(i)	Determine the best target countries, based on factors such as physician population, importance to the pharmaceutical industry based on revenue/profitability metrics, regulatory considerations and competitive landscape;
(ii)	Determine the best target therapeutic areas based on maturity of the brands in the class in the respective countries and the level or promotion committed by the manufacturer
(iii)	Determine the best brands/ target manufacturers based on brand goals and regulatory constraints
(iv)	Identify and secure marquee sponsorships based on the criteria outlined above, including:
i.	Developing the business case,
ii.	Developing the pitch deck
iii.	Developing the target list of potential pharmaceutical manufacturer targets
iv.	Pitching specific sponsorship proposals to such targets.
v.	Securing contracted sponsorships

For its part, Everyday Health will support the project as follows:

I)	Participate in Briefing and Background Download Meeting (2 days)
a.	Brief Advisor Team on the status of MedPage Today in international markets
b.	Brief Advisor Team on all elements of the MedPage product present current business case
c.	Present current business case statistics
i.	Audience size and engagement statistics
d.	Present current pitch deck
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Myrtle Potter and Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

e.	Share sales history
i.	Reasons for “yes”; reasons for “no”
f.	Competitive assessment
g.	Current pricing structure
i.	Including how any guarantees will work
h.	Present range of opportunities for customization
i.	Share six current case studies of
i.	How MedPage was sold?
ii.	Who the sale was to?
iii.	What was viewed as distinctive?
iv.	How was the deal price?
v.	What role did guarantees play?
vi.	What /how do you analyze, measure and monitor results and progress?
vii.	How is ongoing maintenance done?
j.	Provide deck that describes how an account is brought on-line

II)	Assign a sales account person to the manufacturer to participate in sales activities if desired by Advisor and to implement the contract sold by Advisor
III)	Provide research data and analysis from EVDY, Crossix and external secondary data sources if needed
IV)	Provide technical support on the development of the pitch decks
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Myrtle Potter and Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

PROJECT COSTS

Services / Deliverables	Estimated Fees

• Engagement Fee: Advisor shall do the following:	$145,000
o    Determine priority countries
o    Determine priority manufacturers
o    Determine priority therapeutic areas
o    Determine priority brands
o    Identify appropriate contacts per manufacturer
o    Prepare business case for manufacturers
o    Prepare pitch deck for use with target manufacturers
o    Secure pitch appointments
o Secure sponsorships for MedPage Today international sites

• Sales Commissions paid to Advisor	10% (as outlined in body of Agreement)

• Administrative Costs

Includes Advisor’s administrative and project management costs, document preparation, mail, video conferencing, telephone, printing, reproduction, shipping etc.	Included as part of engagement fee above

• Research Data and Information	To be billed as a pass through
This project will require securing research data that comprises physician population profiles, sales data by therapeutic area and brand, by country, MedPage Today measurements etc. Every effort will be made to use existing research. Any required research spending will be billed as a pass through. Advisor will notify Everyday Health in advance of engaging any research vendors to ensure that Everyday Health doesn’t otherwise have access to such information and so that Everyday Health can approve any such cash outlays.

▪	Administrative costs listed above do not include travel costs for Advisor, which will be billed separately.
▪	Fees do not include any applicable taxes.
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Myrtle Potter and Company, LLC    1275 Lincoln Ave, Suite 7    San Jose Ca. 95125
Phone 408-993-1614   Fax 408-993-1602

▪	Taxes may not be determined until the project is complete.
▪	California state law requires Advisor to collect sales tax if the project results in the sale of tangible property.
▪	Myrtle Potter and Company is not responsible for the hosting of electronic documents.

End of Document

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